Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® ENTERS INTO DEFINITIVE AGREEMENT TO SELL INFORMATION
SERVICES GROUP
NEW YORK, N.Y. (September 15, 2005) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today reported that it has entered into a definitive agreement to sell its Information Services group, which includes its Banking Solutions, Document Solutions and Corporate Financial Solutions businesses, to Open Solutions Inc., a provider of integrated, enterprise-wide data processing technologies for banks and credit unions.
The transaction, which is subject to certain closing conditions, including the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, receipt of third party consents, the funding of Open Solutions’ committed bank financing, the completion of an audit of the Information Services group and other customary closing conditions, is expected to close in BISYS’ second fiscal quarter ending December 31, 2005. Total cash consideration in the transaction will be approximately $470 million, subject to adjustment. Net proceeds after closing costs and the payment of taxes are expected to be approximately $300 million. BISYS anticipates using the net proceeds from the sale and cash on hand for the retirement of its existing term loan and convertible notes.
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Russ Fradin, BISYS President and CEO, stated, “We made the decision to sell our Information Services group to Open Solutions in order to allow us to focus on our strategy of investing in and expanding our Investment Services and Insurance Services businesses. Open Solutions has earned an excellent reputation in the financial services marketplace. We are confident that our Information Services clients will be served well in the years ahead, and that our professionals will be joining a world-class organization.”
The Company will host a conference call and webcast to discuss the pending sale. The webcast can be accessed on the “Investor Relations” tab of BISYS’ Web site at www.bisys.com.
The webcast of the conference call, which will be hosted by Russell Fradin, President and CEO, and Bruce Dalziel, Executive Vice President and CFO, will begin at 8:30 AM ET on September 16, 2005. Those wishing to listen to the discussion are asked to log on five minutes prior to the scheduled start time. An archive of the presentation will be available on the BISYS Web site beginning at approximately 11:00 AM ET on September 16, 2005.
About Open Solutions Inc.
Open Solutions Inc. (NASDAQ: OPEN) offers a fully-featured strategic product platform that integrates core data processing applications built on a single centralized Oracle® relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging, Check 21, electronic image/item processing, interactive voice response, payment and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts and credit unions in the United States and Canada to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service. Additional information is available at www.opensolutions.com.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial
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property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting The BISYS Group, Inc.’s operations, markets, services and related products, prices and other factors discussed in The BISYS Group, Inc.’s periodic filings with the Securities and Exchange Commission. Such risks also include the risk that the closing of the pending sale is substantially delayed or that the transaction will not be completed or will be completed on different terms.
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